EXHIBIT 12
CINEMARK HOLDINGS, INC.
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

			Period From	Period From
			January 1, 2004	April 2, 2004
	Year Ended		to	to		Year Ended		Year Ended		Year Ended
	Dec. 31,		April 1,	Dec. 31,		Dec. 31,		Dec. 31,		Dec. 31,
	2003		2004	2004		2005		2006		2007

Computation of Earnings:
Pretax income (loss) from continuing operations before equity income (loss) and minority interests	$75,699		$(11,342)	$13,202		$(15,303)		$16,641		$204,136
Add:
Fixed charges	90,629		21,864	87,668		125,121		156,991		208,723
Amortization of capitalized interest	454		115	345		470		472		474

Distributed income (loss) of equity investees	141		37	136		227		(1,646)		(2,462)
Pretax losses of equity investees for which charges arising from guarantees are included in fixed charges	—		—	—		—		—		—
Less:
Capitalized interest	(234)		(73)	(334)		(74)		(86)		(618)
Preference security dividend requirements of cons subs	—		—	—		—		—		—
Minority interest in pretax income of subs that have not incurred fixed charges	(3,410)		(1,466)	(2,887)		(924)		(1,469)		(792)

TOTAL EARNINGS	$163,279		$9,135	$98,130		$109,517		$170,903		$409,461

Computation of Fixed Charges:
Interest expense	51,853		11,972	56,231		81,342		105,986		140,869
Capitalized interest	234		73	334		74		86		618
Amortization of debt issue costs	2,310		590	1,918		2,740		3,342		4,727
Interest factor on rent expense	36,232		9,229	29,185		40,965		47,577		62,509

TOTAL FIXED CHARGES	$90,629		$21,864	$87,668		$125,121		$156,991		$208,723

RATIO OF EARNINGS TO FIXED CHARGES (1)	1.80	x	—	1.12	x	0.88	x	1.09	x	1.96	x

(1)	For the purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before taxes plus fixed charges excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of debt issue cost and that portion of rental expense which we believe to be representative of the interest factor. For the period from January 1, 2004 to April 1, 2004, earnings were insufficient to cover fixed charges by $12.7 million.